Exhibit 23

Consent of Independent Registered Public Accounting Firm

Hauppauge Digital  Inc.
 Hauppauge, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Forms S-8, filed with the Securities and Exchange Commission on April 28, 1997, October 4, 1999, September 29, 2000, December 2, 2002, September 24, 2003, May 11, 2004, December 17, 2004, December 14, 2006 and on Form S-3 filed with the Securities and Exchange Commission on December 14, 2006, respectively, of Hauppauge Digital Inc. and Subsidiaries (the “Company”), of our report dated December  29, 2009 on the consolidated financial statements  of Hauppauge Digital Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.

/s/ BDO Seidman, LLP
 Melville, New York

December  29, 2009